EXHIBIT 99.1

FOR IMMEDIATE RELEASE:                                             June 18, 2004

Houston, Texas

Whittier Energy Corporation Completes $7.5 Million Acquisition of South Texas Gas Properties

Whittier Energy Corporation (the "Company") (OTCBB: WHIT) announced today that it has completed its $7.5 million acquisition of various operated working interests in three South Texas gas fields, subject to the terms and conditions previously announced by the Company on June 15, 2004.

The properties acquired consist of seven active producing wells and one salt water disposal well on approximately 1,700 gross acres (1,150 net acres), of which 50% is considered developed. The Company purchased an average 78% working interest in the properties' existing wells and an average 61% working interest in any future undeveloped locations. Current gross production is approximately
2.3 Mmcfd (1.4 Mmcfd net) and 28 barrels of condensate per day ("Bcpd") (16 Bcpd net) from various intervals in the Vicksburg, Frio and Wilcox sands, generating net field level operating cash flows of approximately $200,000 per month.

Management Comments

Bryce Rhodes, the Company's President and CEO, said "this transaction provides the Company with organic growth opportunities, which are extremely important in the current high commodity price environment. Our initial review of 3D seismic data for all three fields has already identified three proved and three probable behind pipe recompletion candidates, as well as three proved and six probable undeveloped drilling locations. From this acquisition alone, we have increased our total assets by approximately 45%, net daily gas production by approximately 80%, and net field level operating cash flows by approximately 40%. The creative use of equity, seller financing, and borrowings under our credit facility has allowed us to complete this transaction in a competitive acquisition environment without significant dilution to our common stockholders, while positioning Whittier for strong future growth."

About the Company

Whittier Energy Corporation is an independent oil and gas exploration and production company headquartered in Houston, Texas, with operations in Texas and Louisiana. Whittier also holds non-operated interests in fields located in the Gulf Coast, Oklahoma, Wyoming and California.

Forward-Looking Statements

This release includes forward-looking statements and projections made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. Although the Company makes these statements and projections in good faith and believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments and may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, continued availability of capital and financing, and general economic, market or business conditions. These risks are presented in detail in our filings with the Securities and Exchange Commission, which are available free of charge on the SEC's web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise.

Contact:

Whittier Energy Corporation
Bryce W. Rhodes, (760) 943-3959
www.whittierenergy.com